EXHIBIT 16



                            Michael Johnson & Co. LLC
                                    Suite 100
                               9175 Kenyon Avenue
                             Denver, Colorado 80237
                            Telephone: (303)796-0099
                            Facsimile: (303)796-0137







July 20, 2004


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC
USA  20549

Dear Sir and/or Madam:

Re:  Cheetah Oil & Gas Ltd.

We have read the statements made by Cheetah Oil & Gas Ltd., which we understand will be filed with the Commission, pursuant to item 4 of Form 8-K, as part of the Company's Form 8-K report dated July 20, 2004 and are in agreement with the statements concerning our Firm in such Form 8-K.

Yours truly,

Michael Johnson & Co. LLC

Per:
       /s/Michael Johnson
       --------------------
       Authorized Signatory